As filed with the Securities and Exchange Commission on August 26, 2016

 File No. 333-212591

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NET ELEMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	5045	90-1025599
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3363 NE 163rd St., Suite 705
North Miami Beach, Florida 33160
(305) 507-8808

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jonathan New

Chief Financial Officer

Net Element, Inc.
3363 NE 163rd St., Suite 705
North Miami Beach, Florida 33160
(305) 507-8808

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

with a copy to:

Serge Pavluk, Esq.

Snell & Wilmer L.L.P.

600 Anton Blvd, Suite 1400

Costa Mesa, California 92626

Telephone: (714) 427-7000

Facsimile: (714) 427-7799

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share	2,794,674 (1)	$1.41 (2)	$3,940,491	$396.81 (3)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock of the Registrant.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the common stock on the NASDAQ Capital Market on August 25, 2016. Under a common stock purchase agreement, ESOUSA Holdings, LLC has agreed to purchase up to $10,000,000 million of shares of the Registrant’s common stock, and the Registrant agreed to issue ESOUSA Holdings, LLC as a commitment fee such number of shares of the Registrant’s common stock that would have a value equivalent to $200,000 calculated using the average of volume weighted average price for the Registrant’s common stock during the 3 trading days period immediately preceding the date of issuance of such shares.
(3)	$1,027.14 of the filing fee was previously paid by the Registrant on July 20, 2016 in connection with the filing of Registrant’s registration statement on Form S-1 (File No. 333-212591), which is amended hereby.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission (the “Commission”), acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling stockholder is not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

SUBJECT TO COMPLETION, DATED August 26, 2016

PRELIMINARY PROSPECTUS

NET ELEMENT, INC.

2,794,674 Shares

Common Stock

This prospectus relates to the sale of up to 2,794,674 shares of common stock of Net Element, Inc., a Delaware corporation (“us”, “we”, “our”, “Net Element”, or the “Company”), by ESOUSA Holdings, LLC. ESOUSA Holdings is also referred to in this prospectus as the selling stockholder. The prices at which the selling stockholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive proceeds from the sale of the shares by the selling stockholder. However, we may receive proceeds of up to $10 million from the sale of our common stock to the selling stockholder, pursuant to a common stock purchase agreement entered into with the selling stockholder on July 6, 2016, once the registration statement, of which this prospectus is a part, is declared effective.

The selling stockholder is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). We will pay the expenses of registering these shares, but all selling and other expenses incurred by the selling stockholder will be paid by the selling stockholder.

Our common stock is listed on the Nasdaq Capital Market under the ticker symbol "NETE." On August 25, 2016, the last reported sale price per share of our common stock was $1.44 per share.

You should read this prospectus and any prospectus supplement, together with additional information described under the headings “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

The Company has the following other currently-effective registration statements and the following number of shares available under them:

(i) registration statement on Form S-3 (File No. 333-186621) that relates to (a) the resale from time to time by the selling securityholders of up to 433,400 warrants that were originally issued by Cazador Acquisition Corporation Ltd., a blank check company incorporated as a Cayman Islands exempted company and our predecessor (“Cazador”), to Cazador Sub Holdings Ltd., in connection with a private placement prior to Cazador’s initial public offering (the “Warrants”), (b) the issuance and sale by us of up to 433,400 shares of Warrant Stock upon the exercise of the Warrants so long as such Warrants are exercised by transferees who acquired those Warrants in registered transactions following the effective date of that registration statement; (c) the resale from time to time by the selling securityholders of up to 433,400 shares of Warrant Stock that are issuable, in transactions exempt from registration under the Securities Act, upon exercise of the Warrants by the selling securityholders; and (d) the resale from time to time by the selling securityholders of up to 653,855 shares of additional shares of our common stock that may be sold from time to time by the selling securityholders named in that registration statement;

(ii) registration statement on Form S-3 (File No. 333-182076) that relates to the issuance and sale by us of up to 459,890 shares of our common stock, par value $0.0001 per share, upon the exercise of warrants that were originally issued by Cazador in connection with its initial public offering and that became exercisable for shares of our common stock upon the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of June 12, 2012, by and between Cazador and the previous legal entity known as Net Element, Inc., a Delaware corporation;

(iii) registration statement on Form S-3 (File No. 333-199432) under which the Company may offer from time to time, in one or more series or issuances and on terms that we will determine at the time of any such offering, any combination of shares of our common stock, preferred stock, warrants, units or subscription rights, up to an aggregate amount of $50,000,000 (such securities up to an aggregate amount of $41,422,932 remain available for issuance under this registration statement) , and certain selling securityholders named in that registration statement may offer and sell up to 1,994,734 shares of common stock from time to time;

(iv) registration statement on Form S-8 (File No. 333-195476) pertaining to up to 563,000 shares of our common stock issuable under the our 2013 Equity Incentive Plan (no shares are available for issuance under this registration statement);

(v) registration statement on Form S-8 (File No. 333-333-208364) pertaining to up to additional 349,143 shares of our common stock issuable under the our 2013 Equity Incentive Plan, as amended (no shares are available for issuance under this registration statement); and

(vi) registration statement on Form S-8 (File No. 333-333-212277) pertaining to up to additional 1,348,858 shares of our common stock issuable under the our 2013 Equity Incentive Plan, as further amended.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 26, 2016.

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement or issuer free writing prospectus relating to the offering of our common stock by the selling stockholder. No one has been authorized to provide you with information that is different from that contained or incorporated by reference in this prospectus, any accompanying prospectus supplement and any related issuer free writing prospectus in connection with the offering described herein and therein, and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither this prospectus nor any prospectus supplement nor any related issuer free writing prospectus shall constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation.

You should read the entire prospectus and any prospectus supplement and any related issuer free writing prospectus, as well as the documents incorporated by reference into this prospectus or any prospectus supplement or any related issuer free writing prospectus, before making an investment decision. Neither the delivery of this prospectus or any prospectus supplement or any issuer free writing prospectus nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference herein or in any prospectus supplement or issuer free writing prospectus is correct as of any date subsequent to the date hereof or of such prospectus supplement or issuer free writing prospectus, as applicable. You should assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate only as of the date of the applicable documents, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

ii

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained in the prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of our company and this offering, we encourage you to read and consider the more detailed information in the prospectus, including “Risk Factors” and the financial statements and related notes. Unless we specify otherwise, all references in this prospectus to “Net Element,” “we,” “our,” “us” and “our company” refer to NET ELEMENT, INC.

Unless otherwise indicated all historical and pro forma common stock and per share data in this prospectus have been retroactively restated to the earliest period presented to account for the 1-for-10 reverse stock split that became effective on May 25, 2016.

Information About the Company

Background and Business

Company Overview

Net Element is a global transaction processing technology and value-added solutions company that enables its clients to meet their transaction processing needs through various integrated technology platforms, including in omni-channel environments that span across point-of-sale (“POS”), e-commerce and mobile devices. The Company operates in three operating segments as a provider of North America Transaction Solutions, Mobile Payment Solutions, Online Payment Solutions. We enable merchants of all sizes to accept and process credit, debit and prepaid payments and provide them value-added services and technologies, such as POS solutions, security solutions and fraud management, information solutions and analytical tools.

We provide a range of solutions to our clients across the value chain of commerce-enabling services and technologies. We create our value-added solutions from a suite of proprietary technology products, software, cloud-based applications, processing services, security offerings, and customer support programs that we configure to meet our clients’ individual needs.

We provide additional services including:

•	POS solutions and other adjacent business services throughout the United States provided by TOT Payments doing business as Unified Payments;
•	Proprietary cloud-based POS platform for the hospitality industry and small to medium sized businesses “SMB” merchants through Aptito and Restoactive;
•	Proprietary integrated e-commerce and mobile payments processing platform and fraud management system through PayOnline;
•	Integrated payment processing solutions to the travel industry, which includes integrations with various Global Distribution Systems (“GDS”) such as Amadeus®, Galileo®, Sabre®, additional geo filters and passenger name record (PNR) through Pay-Travel service offered by PayOnline;
•	Integrated direct-carrier, mobile operator billing solution for small ticket content providers and merchants throughout selected emerging markets provided by Digital Provider.

We have operations and offices located within the United States (U.S.) (domestic) and outside of the U.S. (international) where sales, customer service and/or administrative personnel are based. Through U.S. based subsidiaries, the Company generates revenues from transactional services, valued-added payment services and technologies for small and medium-sized businesses (referred to as “Small and Midsized Businesses,” or “SMB”). Through international subsidiaries, the Company operates its international business with a focus on transactional services, mobile payment transactions, online payment transactions and value-added payment services and technologies in emerging countries including Europe, Asia, Russian Federation and the Commonwealth of Independent States (“CIS”). Our subsidiaries Digital Provider and PayOnline hold market leadership positions in mobile and online payments segments in Russian Federation and CIS.

Our business is characterized by transaction related fees, multi-year contracts, and diverse client base, which allows us to grow alongside our clients. Our multi-year contracts allow us to achieve a high level of recurring revenues with the same clients. While the contracts typically do not specify fixed revenues to be realized thereunder, they do provide a framework for revenues to be generated based on volume of services provided during such contract’s term.

Business

Our transactional services business enables merchants to accept credit cards as well as other forms of payment, including debit cards, checks, gift cards, loyalty programs and alternative payment methods in traditional card-present or swipe transactions, as well as card-not-present transactions, such as those conducted over the phone or through the Internet or a mobile device. We market and sell our services through both independent sales groups (“ISGs”), which are non-employee, external sales organizations and other third party resellers of our products and services, and directly to merchants through electronic media, telemarketing and other programs, including utilizing partnerships with other companies that market products and services to local and international merchants. In addition, we partner with banks such as BMO Harris Bank, N.A. in the United States and VTB Bank, Bank of Moscow, Raiffeisen Bank, Kazkommertsbank, and Rietumu Bank in the Russian Federation, CIS, Europe and Asia to sponsor us for membership in Visa ® , MasterCard ® and/or other card associations and to settle transactions with merchants. We perform core functions for merchants such as application processing, underwriting, account set-up, risk management, fraud detection, merchant assistance and support, equipment deployment and chargeback services.

Our mobile payments business, Digital Provider, LLC (f/k/a Tot Money, LLC) (“Digital Provider”) provides carrier-integrated mobile payments solutions. Our relationships with mobile operators give us substantial geographic coverage, a strong capacity for innovation in mobile payments and messaging, and the ability to offer our clients’ in-app, premium SMS, online and carrier billing services.  We also market our own branded content which is a new business line for our mobile payments business.

Aptito is a proprietary, next-generation, cloud-based payments platform for the hospitality industry, which creates an online consumer experience in offline commerce environments via tablet, mobile and all other cloud-connected devices. Aptito’s easy to use point-of-sale (“POS”) system makes things easier by providing comprehensive solution to the hospitality industry to help streamline management and operations. Orders placed tableside by customers directly speed up the ordering process and improve overall efficiency. Aptito's mobile POS system provides portability to the staff while performing all the same functions as a traditional POS system, and more.

PayOnline provides flexible high-tech payment solutions to companies doing business on the Internet or in the mobile environment. PayOnline specializes in integration and customization of payment solutions for websites and mobile apps. In particular, PayOnline arranges payment on the website of any commercial organization, which increases the convenience of using the website and helps maximize the number of successful transactions. In addition, PayOnline is focused on providing online and mobile payment acceptance services to the travel industry through direct integration with leading Global Distribution Systems, which includes Amadeus® and Sabre®. Key regions of the PayOnline company are: the CIS, Eastern Europe, Central Asia, Western Europe, North America and Asia major sub regions. PayOnline offices are located in Russia and in the Republic of Cyprus.

Our Corporate Organization

Our Company was formed in 2010 and incorporated as a Cayman Islands exempted company with limited liability under the name Cazador Acquisition Corporation Ltd. (“Cazador”). Cazador was a blank check company incorporated for the purpose of effecting a merger; share capital exchange; asset acquisition; share purchase; reorganization or similar business combination with one or more operating businesses or assets. In 2012, Cazador completed a merger (the “Merger”) with Net Element, Inc., a Delaware corporation (“Pre-Merger Net Element”), which was a company with businesses in the online media and mobile commerce payment processing markets. Immediately prior to the effectiveness of the Merger, the Company (then known as Cazador) changed its jurisdiction of incorporation by discontinuing as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. Effective upon consummation of the Merger, (i) Pre-Merger Net Element was merged with and into the Company, resulting in Pre-Merger Net Element ceasing to exist and the Company continuing as the surviving company in the Merger, and (ii) the Company changed its name to Net Element International, Inc. In 2013, the Company divested its non-core entertainment assets. In December 2013, the Company changed its name to Net Element, Inc. We entered the mobile payments business through the launch of TOT Money (renamed Digital Provider in 2015) in Russia in 2012. We entered the financial technology and value-added transactional service business through the acquisitions of Unified Payments in April 2013 and Aptito in June 2013. We entered the online payment business with our acquisition of PayOnline in May 2015.

Additional Information

Our principal office is located at 3363 NE 163rd Street, Suite 705, North Miami Beach, Florida 33160, and our main telephone number is (305) 507-8808. Our website address is www.netelement.com. The information on our website is not a part of, and should not be construed as being incorporated by reference into, this prospectus.

The Offering

Common stock being offered by the selling stockholder	Up to 2,794,674 shares

Common stock outstanding	14,036,498 (as of August 26, 2016)

Use of proceeds	The selling stockholder will receive all of the proceeds from the sale of the shares offered for sale by it under this prospectus. We will not receive proceeds from the sale of the shares by the selling stockholder. However, we may receive up to $10 million in proceeds from the sale of our common stock to the selling stockholder under the common stock purchase agreement described below. Any proceeds from the selling stockholder that we receive under the purchase agreement are expected be used for working capital and general corporate purposes.

Nasdaq Capital Market Symbol	NETE

Risk Factors	Investing in our securities involves a high degree of risk. You should carefully review and consider the “Risk Factors” section of this prospectus for a discussion of factors to consider before deciding to invest in shares of our common stock.

Purchaser Agreement with ESOUSA Holdings

On July 6, 2016, we entered into a common stock purchase agreement (referred to in this prospectus as the “Purchase Agreement”), with ESOUSA Holdings, LLC, a New York limited liability company (referred to in this prospectus as “ESOUSA Holdings” or the “selling stockholder”), which provides that, upon the terms and subject to the conditions and limitations set forth therein, ESOUSA Holdings is committed to purchase up to an aggregate of $10 million of our shares of common stock over the approximately 30-month term of the Purchase Agreement. In consideration for entering into the Purchase Agreement, upon the earlier of (i) on or 1 business day after the Commission has declared effective the registration statement of which this prospectus is a part or (ii) six months after the date of the Purchase Agreement, we will issue to ESOUSA Holdings as a commitment fee such number of shares of our common stock that would have a value equivalent to $200,000 calculated using the average of volume weighted average price for our common stock during the 3 trading days period immediately preceding the date of issuance of such shares (referred to in this prospectus as the “Commitment Shares”). Concurrently with entering into the Purchase Agreement, we also entered into a registration rights agreement with ESOUSA Holdings (referred to in this prospectus as the “Registration Rights Agreement”), in which we agreed to file one or more registration statements, including the registration statement of which this prospectus is a part, as permissible and necessary to register under the Securities Act of 1933, as amended, or the Securities Act, the sale of the shares of our common stock that have been and may be issued to ESOUSA Holdings under the Purchase Agreement.

As of August 26, 2016, there were 14,036,498 shares of our common stock outstanding (8,384,023 shares held by non-affiliates) excluding the 2,794,674 shares offered that will be issued or may be issuable to ESOUSA Holdings pursuant to the Purchase Agreement. If all of such 2,794,674 shares of our common stock offered hereby were issued and outstanding as of the date hereof, such shares would represent 16.60% of the total common stock outstanding or 25.00% of the non-affiliate shares of common stock outstanding as of the date hereof. The number of shares of our common stock ultimately offered for sale by ESOUSA Holdings is dependent upon the number of shares purchased by ESOUSA Holdings under the Purchase Agreement.

Pursuant to the Purchase Agreement and the Registration Rights Agreement, we are registering 2,794,674 shares of our common stock under the Securities Act, which includes the Commitment Shares that will be issued to ESOUSA Holdings promptly after the Commission has declared effective the registration statement of which this prospectus is a part and 2,652,830 shares of common stock which we may issue to ESOUSA Holdings after this registration statement is declared effective under the Securities Act. All 2,794,674 shares of common stock are being offered pursuant to this prospectus.

After the Commission has declared effective the registration statement of which this prospectus is a part, on any trading day on which the consolidated closing bid price of our common stock established by the Nasdaq Capital Market exceeds $0.50, we have the right, in our sole discretion, to present ESOUSA Holdings with a purchase notice (each, a “Purchase Notice”), directing ESOUSA Holdings (as principal) to purchase up to 50,000 shares of our common stock per trading day, provided that the aggregate price of such purchase shall not exceed $1 million per trading day, up to $10 million of our common stock in the aggregate at a per share price (the “Purchase Price”) calculated by reference to the prevailing market price of our common stock (as more specifically described below).

The number of shares for each Regular Purchase may be increased to up to 75,000 shares if the consolidated closing bid price of our common stock established by the Nasdaq Capital Market is not below $0.50 per share on the date of the applicable Purchase Notice and to up to 100,000 shares if the consolidated closing bid price of our common stock established by the Nasdaq Capital Market is not below $1.00 per share on the date of the applicable Purchase Notice.

In addition, on any date on which we submit a Purchase Notice to ESOUSA Holdings and the consolidated closing bid price of our common stock established by the Nasdaq Capital Market is equal to or greater than $0.25 per share of Common Stock , we also have the right, in our sole discretion, to present ESOUSA Holdings with a volume-weighted average price purchase notice (each, a “VWAP Purchase Notice”) directing ESOUSA Holdings to purchase on the next trading day (the “VWAP Purchase Date”) an amount of stock to not exceed the lesser of (i) two times the maximum number of shares allowed to be sold for a Regular Purchase with applicable consolidated closing bid price of our common stock established by the Nasdaq Capital Market or (ii) 20% of the trading volume of the Common Stock on the business day following VWAP Purchase Notice. The purchase price per share pursuant to such VWAP Purchase Notice (the “VWAP Purchase Price”) is the lesser of (i) the consolidated closing bid price of our common stock established by the Nasdaq Capital Market on the VWAP Purchase Date; or (ii) 95% of volume weighted average price for the Common Stock on the VWAP Purchase Date.

The Purchase Price and VWAP Purchase Price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split, or other similar transaction occurring during the period(s) used to compute the Purchase Price and VWAP Purchase Price.

The Purchase Agreement provides that the Company and ESOUSA Holdings shall not effect any sales under the Purchase Agreement on any purchase date where the consolidated closing bid price of our common stock established by the Nasdaq Capital Market is less than $0.50 per share (the “Floor Price”).

In addition, the total number of shares of common stock that may be issued under Purchase Agreement, including the Commitment Shares, will be limited to 2,362,724 shares of our common stock (the “Exchange Cap”), which equals 19.99% of our outstanding shares of common stock as of the date of the Purchase Agreement, unless stockholder approval is obtained to issue more than such 19.99%. The Exchange Cap will be adjusted for any stock dividend, stock split, reverse stock split, or similar transaction. The foregoing limitation will not apply if stockholder approval has not been obtained and at any time the Exchange Cap is reached and at all times thereafter the average price paid for all shares of our common stock issued under the Purchase Agreement is equal to or greater than $1.880, a price equal to the consolidated closing bid price of our common stock established by the Nasdaq Capital Market on the date of the Purchase Agreement. In no event will we be required or permitted to issue any shares of our common stock under the Purchase Agreement if such issuance would violate the rules or regulations of the Nasdaq Capital Market.

We will not issue any shares of our common stock under Purchase Agreement if such shares proposed to be issued and sold, when aggregated with all other shares of our common stock then owned beneficially (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder) by ESOUSA Holdings and its affiliates would result in the beneficial ownership by ESOUSA Holdings and its affiliates of more than 9.99% of the then issued and outstanding shares of our common stock.

There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to ESOUSA Holdings. ESOUSA Holdings has no right to require any sales by us, but is obligated to make purchases from us as we direct in accordance with the Purchase Agreement.

There are no limitations on use of proceeds, financial or business covenants, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. ESOUSA Holdings may not assign its rights or obligations under the Purchase Agreement.

There are no restrictions on future fundings other than the Company agreed that during the lesser of (i) 30 months from the date of the Purchase Agreement or (ii) the period when ESOUSA still owns the shares of Common Stock issued to ESOUSA under the Purchase Agreement, the Company will not issue without consent of ESOUSA Holdings any floating conversion rate or variable priced securities convertible into Common Stock if such convertible securities shall have no floor price associated therewith (excluding any at-the-market offerings with a registered broker-dealer).

The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us.

RISK FACTORS

You should carefully consider the following information about risks, as well as those risk factors set forth in our most recent Annual Report on Form 10-K/A on file with the Commission, which are incorporated by reference in this prospectus, together with the other information contained in this prospectus, before making an investment in our common stock. If any of the circumstances or events described below actually arises or occurs, our business, results of operations, cash flows and financial condition could be harmed. In any such case, the market price of our common stock could decline, and you may lose all or part of your investment.

We will need to raise substantial additional capital in the future to fund our operations and we may be unable to raise such funds when needed and on acceptable terms.

The extent to which we utilize the Purchase Agreement with ESOUSA Holdings as a source of funding will depend on a number of factors, including the prevailing market price of our common stock, the volume of trading in our common stock and the extent to which we are able to secure funds from other sources. The number of shares that we may sell to ESOUSA Holdings under the Purchase Agreement on any given day and during the term of the agreement is limited. See “The ESOUSA Holdings Transaction” section of this prospectus for additional information. Additionally, we and ESOUSA Holdings may not effect any sales of shares of our common stock under the Purchase Agreement during the continuance of an event of default or on any trading day that the consolidated closing bid price of our common stock established by the Nasdaq Capital Market is less than $0.50 per share. Even if we are able to access the full $10 million under the Purchase Agreement, we will still need additional capital to fully implement our business, operating and development plans.

The sale of our common stock to ESOUSA Holdings may cause substantial dilution to our existing stockholders and the sale of the shares of common stock acquired by ESOUSA Holdings could cause the price of our common stock to decline.

We are registering for sale the Commitment Shares that we will issue and 2,652,830 shares that we may sell to ESOUSA Holdings under the Purchase Agreement. It is anticipated that shares registered in this offering will be sold over a period of up to approximately 30 months from the date of this prospectus. The number of shares ultimately offered for sale by ESOUSA Holdings under this prospectus is dependent upon the number of shares we elect to sell to ESOUSA Holdings under the Purchase Agreement. Depending upon market liquidity at the time, sales of shares of our common stock under the Purchase Agreement may cause the trading price of our common stock to decline. In the event we elect to issue more than 2,794,674 shares under the Purchase Agreement, we will be required to file a new registration statement and have it declared effective by the Commission.

ESOUSA Holdings may ultimately purchase all, some or none of the $10 million of common stock that, together with the Commitment Shares, is the subject of this prospectus. ESOUSA Holdings may sell all, some or none of our shares that it holds or comes to hold under the Purchase Agreement. Sales by ESOUSA Holdings of shares acquired pursuant to the Purchase Agreement under the registration statement, of which this prospectus is a part, may result in dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock by ESOUSA Holdings in this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to control the timing and amount of sales of our shares to ESOUSA Holdings, and the Purchase Agreement may be terminated by us at any time at our discretion without any penalty or cost to us.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements.” You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other similar words. These include, but are not limited to, statements relating to our future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. These statements represent our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of these factors are outside of our control and could cause actual results to differ materially from the results expressed or implied by these forward-looking statements. In addition to the risk factors described under “Risk Factors” beginning on page 6 of this prospectus, these factors include:

•	the impact of any new or changed laws, regulations, card network rules or other industry standards affecting our business, including the U.S. government decision to impose sanctions or other legal restrictions that may restrict our ability to do business in Russia;

•	the impact of any significant chargeback liability and liability for merchant or customer fraud, which we may not be able to accurately anticipate and/or collect;

•	our ability to secure or successfully migrate merchant portfolios to new bank sponsors if current sponsorships are terminated;

•	our and our bank sponsors’ ability to adhere to the standards of the Visa® and MasterCard® payment card associations;

•	our reliance on third-party processors and service providers;

•	our dependence on independent sales groups (“ISGs”) that do not serve us exclusively to introduce us to new merchant accounts;

•	our ability to pass along increases in interchange costs and other costs to our merchants;

•	our ability to protect against unauthorized disclosure of merchant and cardholder data, whether through breach of our computer systems or otherwise;

•	the effect of the loss of key personnel on our relationships with ISGs, card associations, bank sponsors and our other service providers;

•	the effects of increased competition, which could adversely impact our financial performance;

•	the impact of any increase in attrition due to an increase in closed merchant accounts and/or a decrease in merchant charge volume that we cannot anticipate or offset with new accounts;

•	the effect of adverse business conditions on our merchants;

•	our ability to adopt technology to meet changing industry and customer needs or trends;

•	the impact of any decline in the use of credit cards as a payment mechanism for consumers or adverse developments with respect to the credit card industry in general;

•	the impact of any adverse conditions in industries in which we obtain a substantial amount of our bankcard processing volume;

•	the impact of seasonality on our operating results;

•	the impact of any failure in our systems due to factors beyond our control;

•	the impact of any material breaches in the security of third-party processing systems we use;

•	the impact of any new and potential governmental regulations designed to protect or limit access to consumer information;

•	the impact on our profitability if we are required to pay federal, state or local taxes on transaction processing;

•	the impact on our growth and profitability if the markets for the services that we offer fail to expand or if such markets contract;

•	our ability (or inability) to continue as a going concern;

•	the willingness of the Company’s majority stockholders, and/or other affiliates of the Company, to continue investing in the Company’s business to fund working capital requirements;

•	the Company’s ability (or inability) to obtain additional financing in sufficient amounts or on acceptable terms when needed;

•	the impact on our operating results or liquidity in the event of an unfavorable outcome on legal proceedings and claims which arise in the ordinary course;

•	the impact on our operating results as a result of impairment of our goodwill and intangible assets;

•	our material weaknesses in internal control over financial reporting and our ability to maintain effective controls over financial reporting in the future; and

•	the other factors identified in the “Risk Factors” section of this prospectus.

Forward-looking statements are based on our current expectations about future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these expectations may not be achieved. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform those statements to actual results. In evaluating these statements, you should consider various factors, including the risks outlined in the section entitled “Risk Factors” beginning on page 6 of this prospectus.

The ESOUSA Holdings Transaction

General

On July 6, 2016, we entered into the Purchase Agreement which provides that, upon the terms and subject to the conditions and limitations set forth therein, ESOUSA Holdings is committed to purchase up to an aggregate of $10 million of our shares of common stock over the term of the Purchase Agreement. In consideration for entering into the Purchase Agreement, upon the earlier of (i) on or 1 business day after the Commission has declared effective the registration statement of which this prospectus is a part or (ii) six months after the date of the Purchase Agreement, we will issue to ESOUSA Holdings the Commitment Shares. Concurrently with entering into the Purchase Agreement, we also entered into the Registration Rights Agreement, in which we agreed to file one or more registration statements as permissible and necessary to register under the Securities Act, the sale of the shares of our common stock that have been and may be issued to ESOUSA Holdings under the Purchase Agreement.

As of August 26, 2016, there were 14,036,498 shares of our common stock outstanding (8,384,023 shares held by non-affiliates) excluding the 2,794,674 shares offered that may be issuable to ESOUSA Holdings pursuant to the Purchase Agreement. If all of such 2,794,674 shares of our common stock offered hereby were issued and outstanding as of the date hereof, such shares would represent 16.60% of the total common stock outstanding or 25.00% of the non-affiliate shares of common stock outstanding as of the date hereof. The number of shares of our common stock ultimately offered for sale by ESOUSA Holdings is dependent upon the number of shares purchased by ESOUSA Holdings under the Purchase Agreement.

Pursuant to the Purchase Agreement and the Registration Rights Agreement, we are registering 2,794,674 shares of our common stock under the Securities Act, which includes the Commitment Shares that will be issued to ESOUSA Holdings and 2,652,830 shares of common stock which we may issue to ESOUSA Holdings after this registration statement is declared effective under the Securities Act. All 2,794,674 shares of common stock are being offered pursuant to this prospectus. Under the Purchase Agreement, we have the right but not the obligation to issue more than the 2,794,674 shares of common stock included in this prospectus to ESOUSA Holdings. As of the date hereof, we do not have any plans or intent to issue to ESOUSA Holdings any shares of common stock in addition to the 2,794,674 shares of common stock offered hereby.

After the Commission has declared effective the registration statement of which this prospectus is a part, on any trading day on which the consolidated closing bid price of our common stock established by the Nasdaq Capital Market is not less than $0.50 per share, we have the right, in our sole discretion, to present ESOUSA Holdings with a Purchase Notice, directing ESOUSA Holdings (as principal) to purchase up to 50,000 shares of our common stock per business day, up to $10 million of our common stock in the aggregate at a Purchase Price calculated by reference to the prevailing market price of our common stock over the preceding 10-business day period (as more specifically described below); however, no sale pursuant to a Purchase Notice may exceed $1 million per trading day.

The number of shares for each Regular Purchase may be increased to up to 75,000 shares if the consolidated closing bid price of our common stock established by the Nasdaq Capital Market is not below $0.50 per share on the date of the applicable Purchase Notice and to up to 100,000 shares if the consolidated closing bid price of our common stock established by the Nasdaq Capital Market is not below $1.00 per share on the date of the applicable Purchase Notice.

In addition, on any date on which we submit a Purchase Notice to ESOUSA Holdings and our stock price is not less than $0.25 per share, we also have the right, in our sole discretion, to present ESOUSA Holdings with a VWAP Purchase Notice directing ESOUSA Holdings to purchase on the VWAP Purchase Date an amount of stock to not exceed the lesser of (i) two times the maximum number of shares allowed to be sold for a Regular Purchase with applicable consolidated closing bid price of our common stock established by the Nasdaq Capital Market or (ii) 20% of the trading volume of the Common Stock on the business day following VWAP Purchase Notice. The VWAP Purchase Price is the lesser of (i) the consolidated closing bid price of our common stock established by the Nasdaq Capital Market on the VWAP Purchase Date; or (ii) 95% of volume weighted average price for the Common Stock on the VWAP Purchase Date.

The Purchase Price and VWAP Purchase Price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split, or other similar transaction occurring during the period(s) used to compute the Purchase Price and VWAP Purchase Price. The Company may deliver multiple Purchase Notices and VWAP Purchase Notices to ESOUSA from time to time during the term of the Purchase Agreement, so long as the most recent purchase has been completed.

The Purchase Agreement provides that the Company and ESOUSA Holdings shall not effect any sales under the Purchase Agreement on any purchase date where the consolidated closing bid price of our common stock established by the Nasdaq Capital Market is less than the Floor Price. There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to ESOUSA Holdings. ESOUSA Holdings has no right to require any sales by us, but is obligated to make purchases from us as we direct in accordance with the Purchase Agreement.

In addition, the total number of shares of common stock that may be issued under Purchase Agreement, including the Commitment Shares, will be limited to the Exchange Cap, which equals 19.99% of our outstanding shares of our common stock as of the date of the Purchase Agreement, unless stockholder approval is obtained to issue more than such 19.99%. The Exchange Cap will be adjusted for any stock dividend, stock split, reverse stock split or similar transaction. The foregoing limitation will not apply if stockholder approval has not been obtained and at any time the Exchange Cap is reached and at all times thereafter the average price paid for all shares of our common stock issued under the Purchase Agreement is equal to or greater than $1.880, a price equal to the consolidated closing bid price of our common stock established by the Nasdaq Capital Market on the date of the Purchase Agreement. In no event will we be required or permitted to issue any shares of our common stock under the Purchase Agreement if such issuance would violate the rules or regulations of the Nasdaq Capital Market.

Further, we will not issue any shares of our common stock under Purchase Agreement if such shares proposed to be issued and sold, when aggregated with all other shares of our common stock then owned beneficially (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder) by ESOUSA Holdings and its affiliates would result in the beneficial ownership by ESOUSA Holdings and its affiliates of more than 9.99% of the then issued and outstanding shares of our common stock.

There are no limitations on use of proceeds, financial or business covenants, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. ESOUSA Holdings may not assign its rights or obligations under the Purchase Agreement. The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us.

There are no restrictions on future fundings other than the Company agreed that during the lesser of (i) 30 months from the date of the Purchase Agreement or (ii) the period when ESOUSA still owns the shares of Common Stock issued to ESOUSA under the Purchase Agreement, the Company will not issue without consent of ESOUSA Holdings any floating conversion rate or variable priced securities convertible into Common Stock if such convertible securities shall have no floor price associated therewith (excluding any at-the-market offerings with a registered broker-dealer).

Purchase Of Shares Under The Common Stock Purchase Agreement

Under the common stock Purchase Agreement, on any trading day selected by us on which the consolidated closing bid price of our common stock established by the Nasdaq Capital Market exceeds $0.50 per share, we may direct ESOUSA Holdings to purchase up to 50,000 shares of our common stock per trading day. The Purchase Price of such shares is equal to the lesser of:

•	the consolidated closing bid price of our common stock established by the Nasdaq Capital Market on the purchase date; or

•	the arithmetic average of the three lowest consolidated closing bid price of our common stock established by the Nasdaq Capital Market during the ten consecutive trading days ending on the trading day immediately preceding the purchase date.

In addition, on any date on which we submit a Purchase Notice to ESOUSA Holdings and our stock price is not less than $0.25 per share, we also have the right, in our sole discretion, to present ESOUSA Holdings with a VWAP Purchase Notice directing ESOUSA Holdings to purchase on the VWAP Purchase Date an amount of stock to not exceed the lesser of (i) two times the maximum number of shares allowed to be sold for a Regular Purchase with applicable consolidated closing bid price of our common stock established by the Nasdaq Capital Market or (ii) 20% of the trading volume of the Common Stock on the business day following VWAP Purchase Notice.

The VWAP Purchase Price is the lesser of

•	the consolidated closing bid price of our common stock established by the Nasdaq Capital Market on the VWAP Purchase Date; or

•	95% of volume weighted average price for the Common Stock on the VWAP Purchase Date

The Purchase Price and VWAP Purchase Price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split, or other similar transaction occurring during the period(s) used to compute the Purchase Price and VWAP Purchase Price. The Company may deliver multiple Purchase Notices and VWAP Purchase Notices to ESOUSA from time to time during the term of the Purchase Agreement, so long as the most recent purchase has been completed.

Minimum Share Price

Under the Purchase Agreement, we and ESOUSA Holdings may not effect any sales of shares of our common stock under the Purchase Agreement on any trading day that the consolidated closing bid price of our common stock established by the Nasdaq Capital Market is less than $0.50 per share.

Events of Default

We may not require and ESOUSA Holdings will not be obligated or permitted to purchase any shares of our common stock under the Purchase Agreement so long as any of the following events of default occurs:

•	the effectiveness of any registration statement that is required to be maintained effective pursuant to the terms of the Registration Rights Agreement between us and ESOUSA Holdings lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to ESOUSA Holdings for sale of our shares of common stock, and such lapse or unavailability continues for a period of ten consecutive business days or for more than an aggregate of thirty business days in any 365-day period, which is not in connection with a post-effective amendment to any such registration statement; in connection with any post-effective amendment to such registration statement that is required to be declared effective by the Commission such lapse or unavailability may continue for a period of no more than 60 consecutive business days (extended for up to an additional 30 business days if we receive a comment letter from the Commission in connection therewith);

•	the suspension our common stock from trading for a period of one trading day;

•	the delisting of our common stock from our principal market, provided our common stock is not immediately thereafter trading on the New York Stock Exchange, the NYSE MKT, the Nasdaq Global Select Market, the Nasdaq Global Market, the OTB Bulletin Board or the OTCQB marketplace or OTCQX marketplace of the OTC Markets Group;

•	any breach by us of the representations or warranties or covenants contained in the Purchase Agreement or any related agreements which could have a material adverse effect on us, subject to a cure period of 20 business days;

•	if we commence a voluntary insolvency or bankruptcy proceedings under bankruptcy law, consent to the entry of an order for relief against us in an involuntary case, consent to the appointment of a custodian of the Company or for all or substantially all of our and our subsidiaries’ property, or make a general assignment for the benefit of our creditors;

•	a court of competent jurisdiction enters an order or decree under any bankruptcy law that is for relief against us in an involuntary case, appoints a custodian of the Company or for all or substantially all of its and its subsidiaries’ property, or orders the liquidation of the Company; or

•	we cease for more than one business day to be eligible, through our transfer agent, to issue and transfer shares of our common stock electronically to third parties via the DTC FAST Program of DTC’s DWAC system.

Our Termination Rights

The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us.

ESOUSA Holdings Termination Right

ESOUSA Holdings may, by delivering a prior five business days’ notice to the Company, terminate the Purchase Agreement upon the occurrence of any of the following events of default:

•	if we commence a voluntary insolvency or bankruptcy proceedings under bankruptcy law, consent to the entry of an order for relief against us in an involuntary case, consent to the appointment of a custodian of the Company or for all or substantially all of our and our subsidiaries’ property, or make a general assignment for the benefit of our creditors; or

•	a court of competent jurisdiction enters an order or decree under any bankruptcy law that is for relief against us in an involuntary case, appoints a custodian of the Company or for all or substantially all of its and its subsidiaries’ property, or orders the liquidation of the Company.

No Short-Selling or Hedging by ESOUSA Holdings

ESOUSA Holdings has agreed that neither it nor any of its agents, representatives and affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

The Purchase Agreement does not limit the ability of ESOUSA Holdings to sell any or all of the 2,794,674 shares registered in this offering. It is anticipated that shares registered in this offering will be sold over a period of up to approximately 30 months from the date of this prospectus. The sale by ESOUSA Holdings of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and/or to be highly volatile. ESOUSA Holdings may ultimately purchase all, some or none of the 2,652,830 shares of common stock not yet issued but registered in this offering. After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to ESOUSA Holdings by us pursuant to the Purchase Agreement also may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of any sales of our shares to ESOUSA Holdings and the Purchase Agreement may be terminated by us at any time at our discretion without any penalty or cost to us.

Percentage of Outstanding Shares After Giving Effect to the Purchased Shares Issued to ESOUSA Holdings

In connection with entering into the Purchase Agreement, we authorized the sale to ESOUSA Holdings of up to $10 million of our shares of common stock. However, we currently estimate that we will sell no more than 2,652,830 shares to ESOUSA Holdings under the Purchase Agreement (exclusive of the Commitment Shares), all of which are included in this offering. Subject to any required approval by our board of directors, we have the right but not the obligation to issue more than the 2,794,674 shares included in this prospectus to ESOUSA Holdings under the Purchase Agreement. In the event we elect to issue more than 2,794,674 shares under the Purchase Agreement, we will be required to file a new registration statement and have it declared effective by the SEC. The number of shares ultimately offered for sale by ESOUSA Holdings in this offering is dependent upon the number of shares purchased by ESOUSA Holdings under the Purchase Agreement. The following table sets forth the number and percentage of outstanding shares to be held by ESOUSA Holdings after giving effect to the sale of shares of common stock issued to ESOUSA Holdings at varying purchase prices (assuming that ESOUSA Holdings is requested by the Company to purchase shares equal to the aggregate $10 million purchase commitment set forth in the Purchase Agreement):

Assumed Average Purchase Price	Proceeds from the Sale of Shares to ESOUSA Holdings Under the Purchase Agreement Registered in this Offering	Number of Shares to be Issued in this Offering at the Assumed Average Purchase Price (1)(2)	Percentage of Outstanding Shares After Giving Effect to the Purchased Shares Issued to ESOUSA Holdings (3)
$1.30	$3,740,490	2,877,300	16.87%

$1.41	$3,740,490	2,652,830	15.76%

$2.50	$3,740,490	1,496,196	9.55%

$3.00	$3,740,490	1,246,830	8.11%

$3.50	$3,740,490	1,068,711	7.01%

(1)	Excludes the Commitment Shares that will be issued under the Purchase Agreement between the Company and ESOUSA Holdings upon the earlier of (i) on or 1 business day after the Commission has declared effective the registration statement of which this prospectus is a part or (ii) six months after the date of the Purchase Agreement. The number of such Commitment Shares will be calculated to have a value equivalent to $200,000 using the average of volume weighted average price for the Common Stock during the 3 trading day period immediately preceding the date of issuance of such shares.

(2)	The total number of shares of common stock that may be issued under Purchase Agreement, including the Commitment Shares, will be limited to the Exchange Cap, which equals 19.99% of our outstanding shares of our common stock as of the date of the Purchase Agreement, unless stockholder approval is obtained to issue more than such 19.99%. The Exchange Cap will be adjusted for any stock dividend, stock split, reverse stock split, or similar transaction. The foregoing limitation will not apply if stockholder approval has not been obtained and at any time the Exchange Cap is reached and at all times thereafter the average price paid for all shares of our common stock issued under the Purchase Agreement is equal to or greater than $1.880, a price equal to the consolidated closing bid price of our common stock established by the Nasdaq Capital Marketon the date of the Purchase Agreement. In no event will the Company be required or permitted to issue any shares of our common stock under the Purchase Agreement if such issuance would violate the rules or regulations of the Nasdaq Capital Market. Further, we will not issue any shares of our common stock under Purchase Agreement if such shares proposed to be issued and sold, when aggregated with all other shares of our common stock then owned beneficially (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder) by ESOUSA Holdings and its affiliates would result in the beneficial ownership by ESOUSA Holdings and its affiliates of more than 9.99% of the then issued and outstanding shares of our common stock.

(3)	The denominator is based on (i) 14,036,498 shares outstanding as of August 26, 2016, plus (ii) an estimate of the Commitment Shares (for this illustration purposes only, based on an estimate of $1.41 per share price for our common stock) that will be issued to ESOUSA Holdings, plus (iii) the number of shares set forth in the adjacent column which we would have sold to ESOUSA Holdings. The numerator is based on the number of shares which we may issue to ESOUSA Holdings under the Purchase Agreement (that are the subject of this offering) at the corresponding assumed purchase price set forth in the adjacent column.

USE OF PROCEEDS

The selling stockholder will receive all of the proceeds from the sale of the shares offered for sale by it under this prospectus. We will not receive proceeds from the sale of the shares by the selling stockholder. However, we may receive up to $10 million in proceeds from the sale of our common stock to the selling stockholder under the Purchase Agreement described above. Any proceeds from the selling stockholder that we receive under the Purchase Agreement are expected be used for working capital and general corporate purposes.

DILUTION

The sale of our common stock to the selling stockholder pursuant to the Purchase Agreement will have a dilutive impact on our stockholders. As a result, our net income per share, if any, would decrease in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our right to sell shares, the more shares of our common stock we will have to issue pursuant to the Purchase Agreement and our existing stockholders would experience greater dilution.

Our historical net tangible book value of common stock as of December 31, 2015 was approximately negative $2.6 million, or $(0.23) per share of common stock. Historical net tangible book value per share represents the amount of our total assets excluding any intangible asset that cannot be sold separately from all other assets of the business, less total liabilities, divided by the total number of shares of common stock outstanding.

After giving effect to (i) the issuance of the Commitment Shares and (ii) the sale of an additional 2,652,830 shares of common stock at an assumed offering price of $1.41 per share, and after deducting estimated offering expenses payable by us, our pro forma net tangible book value as of December 31, 2015 would have been approximately $1.2 million, or $0.07 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $0.26 per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of $1.34 per share to investors participating in this offering.

The shares sold in this offering, if any, in addition to the Commitment Shares, may be sold from time to time at various prices.

This information is supplied for illustrative purposes only.

The calculations set forth above are based on the number of shares of common stock outstanding as of August 26, 2016 and assume no exercise of any outstanding options or warrant. To the extent that options or warrants are exercised, there will be further dilution to new investors.

SELLING Stockholder

The selling stockholder may from time to time offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus. When we refer to the "selling stockholder" in this prospectus, we mean the entity listed in the table below, and its respective pledgees and successors.

The following table sets forth, as of the date of this prospectus, the name of the selling stockholder for whom we are registering shares for sale to the public, the number of shares of common stock beneficially owned by the selling stockholder prior to this offering, the total number of shares of common stock that the selling stockholder may offer pursuant to this prospectus and the number of shares of common stock that the selling stockholder will beneficially own after this offering. Except as noted below, the selling stockholder does not have, or within the past three years has not had, any material relationship with us or any of our predecessors or affiliates and the selling stockholder is not or was not affiliated with registered broker-dealers.

Based on the information provided to us by the selling stockholder, assuming that the selling stockholder sells all of the shares of our common stock beneficially owned by it that have been registered by us and does not acquire any additional shares during the offering, the selling stockholder will not own any shares other than those appearing in the column entitled “Beneficial Ownership After This Offering.” We cannot advise you as to whether the selling stockholder will in fact sell any or all of such shares of common stock. In addition, the selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth in the table below.

	Beneficial Ownership Prior this Offering			Beneficial Ownership After this Offering (1)
Name	Shares of Common Stock Owned Prior to this Offering	%	Shares of Common Stock Being Offered	Number of Shares	%(2)
ESOUSA Holdings, LLC (3)	141,844 (4)	1.00%	2,794,674	—	—

(1)	Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholder is under no obligation known to us to sell any shares of common stock at this time.

(2)	(2) Based on 14,036,498 shares of common stock outstanding on August 26, 2016.

(3)	Rachel Glicksman is the Managing Member of ESOUSA Holdings, LLC (“ESOUSA Holdings”). Rachel Glicksman may be deemed to be a beneficial owner of common stock held by ESOUSA Holdings. Rachel Glicksman disclaims beneficial ownership of the common stock held by ESOUSA Holdings.

(4)	(4) As of the date hereof, none of the Commitment Shares have been issued to ESOUSA Holdings. However, under the Purchase Agreement, the Commitment Shares are deemed to have been vested and earned as of the date the Purchase Agreement was executed. For purposes of this table only, the number of Commitment Shares was estimated. The actual number of the Commitment Shares will be determined pursuant to the terms of the Purchase Agreement on the earlier of (i) on or 1 business day after the Commission has declared effective the registration statement of which this prospectus is a part or (ii) six months after the date of the Purchase Agreement. We may elect in our sole discretion to sell to ESOUSA Holdings up to an additional 2,652,830 shares under the Purchase Agreement but ESOUSA Holdings does not presently beneficially own those shares as determined in accordance with the rules of the SEC.

Plan of Distribution

The common stock offered by this prospectus is being offered by ESOUSA Holdings, the selling stockholder. The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for the common stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. ESOUSA Holdings has informed us that each such broker-dealer will receive commissions from ESOUSA Holdings which will not exceed customary brokerage commissions.

ESOUSA Holdings is an “underwriter” within the meaning of the Securities Act.

Neither we nor ESOUSA Holdings can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between ESOUSA Holdings, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholder, and any other required information. Pursuant to a requirement of the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount and other compensation to be received by any FINRA member or independent broker-dealer shall not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 under the Securities Act.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have agreed to indemnify ESOUSA Holdings and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. ESOUSA Holdings has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by ESOUSA Holdings specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the Commission this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

ESOUSA Holdings and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the Purchase Agreement.

We have advised ESOUSA Holdings that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

We may suspend the sale of shares by ESOUSA Holdings pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

This offering will terminate on the date that all shares offered by this prospectus have been sold by ESOUSA Holdings.

DESCRIPTION OF CAPITAL STOCK

The following information describes our common stock, as well as provisions of our certificate of incorporation and bylaws. This description is only a summary. You should also refer to our certificate of incorporation and bylaws, both as filed with the Commission as exhibits to our registration statement, of which this prospectus forms a part.

Common Stock

We are authorized to issue up to 400,000,000 shares of common stock, par value $0.0001 per share. As of August 26, 2016, approximately 14,036,498 shares of common stock were outstanding. All outstanding shares of our common stock are fully paid and non-assessable.

Each holder of our common stock is entitled to a pro rata share of cash distributions made to our stockholders, including dividend payments. The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors from funds legally available therefore. Cash dividends will be paid at the sole discretion of our board of directors.

The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by our stockholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares of our common stock voting for the election of our directors can elect all of our directors.

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock.

Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Summary of Certain Provisions of Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws, as applicable, among other things, (1) provide our board with the ability to alter the bylaws without stockholder approval, and (2) provide that vacancies on our board of directors may be filled by a majority of directors in office. These provisions, while designed to reduce vulnerability to an unsolicited acquisition proposal, and to discourage certain tactics used in proxy fights, may negatively impact a third-party’s decision to acquire us even if it would be beneficial to our stockholders.

Anti-Takeover Effects of Delaware Law and Certificate of Incorporation and Bylaws

We are subject to the Delaware anti-takeover laws regulating corporate takeovers, including Section 203 of the Delaware General Corporation Law (“DGCL”). These anti-takeover laws prevent Delaware corporations from engaging in a merger or sale of more than 10% of its assets with any stockholder, including all affiliates and associates of the stockholder, who owns 15% or more of the corporation’s outstanding voting stock, for three years following the date that the stockholder acquired 15% or more of the corporation’s assets unless:

•	the board of directors approved the transaction in which the stockholder acquired 15% or more of the corporation’s assets;

•	after the transaction in which the stockholder acquired 15% or more of the corporation’s assets, the stockholder owned at least 85% of the corporation’s outstanding voting stock, excluding shares owned by directors, officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

•	on or after this date, the merger or sale is approved by the board of directors and the holders of at least two-thirds (2/3) of the outstanding voting stock that is not owned by the stockholder.

A Delaware corporation may opt out of the Delaware anti-takeover laws if its certificate of incorporation or bylaws so provides. We have not opted out of the provisions of the anti-takeover laws. As such, these laws could prohibit or delay mergers or other takeover or change of control of us and may discourage attempts by other companies to acquire us even if it would be beneficial to stockholders.

Transfer Agent and Registrar

We have appointed Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, NY 10004 as our transfer agent and registrar.

Listing

Our common stock is listed on the NASDAQ Capital Market under the symbol “NETE”.

LEGAL MATTERS

The validity of the issuance of the common stock offered by this prospectus will be passed upon for us by Snell & Wilmer L.L.P., Costa Mesa, California.

EXPERTS

Daszkal Bolton LLP, independent registered public accounting firm, has audited our financial statements as of, and for the years ended, December 31, 2015 and 2014, included in our Annual Report on Form 10-K/A, for the years ended December 31, 2015 and 2014, as set forth in their reports, which are incorporated by reference in this prospectus. Our financial statements are incorporated by reference in reliance on Daszkal Bolton LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file with the Commission at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our Commission filings are also available to the public on the internet at a website maintained by the Commission located at http://www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

This prospectus incorporates by reference the documents listed below and any future filings that we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than current reports on Form 8-K furnished under Item 2.02 or Item 7.01 and exhibits filed on such form that are related to such items), until all the securities offered under this prospectus are sold or the offering is otherwise terminated. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the Commission on March 30, 2016, as amended by Amendment No. 1 to our Annual Report on Form 10-K/A as filed with the Commission on June 27, 2016;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, as amended by Amendment No. 1 to our Quarterly Report on Form 10-Q/A as filed with the Commission on June 27, 2016, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, as filed with the Commission on August 15, 2016;

•	Our Current Reports on Form 8-K filed with the Commission on January 22, 2016, March 11, 2016, April 15, 2016, April 22, 2016, April 28, 2016, May 3, 2016, May 4, 2016, May 16, 2016, May 17, 2016 (only with respect to Items 2.03 and 3.02), May 24, 2016 (only with respect to Items 3.03, 5.03, 8.01), June 10, 2016, June 16, 2016, June 27, 2016, July 5, 2016, July 8, 2016, July 12, 2016, July 21, 2016, July 25, 2016, August 5, 2016 and August 9, 2016.

•	Our definitive proxy statement on Schedule 14A filed with the Commission on April 25, 2016; and

•	The descriptions of our Common Stock contained in our Registration Statement on Form 8-A, filed with the Commission on September 28, 2010 and amended on October 2, 2012, and any other amendment or report filed for the purposes of updating such descriptions.

Documents incorporated by reference are available from the Commission as described above or from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following address:

Net Element, Inc.

3363 NE 163rd St., Suite 705

North Miami Beach, Florida 33160

(305) 507-8808

 Attention: Chief Financial Officer

NET ELEMENT, INC.

2,794,674 Shares

Common Stock

August 26, 2016

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.         Other Expenses of Issuance and Distribution.

The following table sets forth the expenses to be borne by the Registrant in connection with the issuance and distribution of the securities registered hereby. Other than the Commission registration fee, all of the amounts below are estimates.

Commission registration fee	$396.81	(1)
Accounting fees and expenses	$5,000.00
Legal fees and expenses	$50,000.00
Financial printing and miscellaneous expenses	$5,000.00
Transfer Agent fees	$1,500.00

Total	$61,896.81

(1) $1,027.14 of the filing fee was previously paid by the Registrant on July 20, 2016 in connection with the filing of Registrant’s registration statement on Form S-1 (File No. 333-212591), which is amended hereby.

Item 14.         Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (the “DGCL”) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

Under Section 145 of the DGCL, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to the DGCL, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under the DGCL. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of our board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

In addition, our directors and officers are covered under directors’ and officers’ liability insurance policies maintained by us, subject to the limits of the policies, insuring such persons against various liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.         Recent Sales of Unregistered Securities.

The numbers of shares of Common Stock set forth in this item 15 are adjusted to reflect a 10-1 reverse stock split on May 25, 2016.

On September 4, 2013, the Company entered into a letter agreement, dated as of August 28, 2013 (the "Exchange Agreement"), with Oleg Firer, Steven Wolberg, Georgia Notes 18 LLC and Vladimir Sadovskiy, pursuant to which the Company has agreed, subject to approval of the Company's shareholders, to issue such number of shares of common stock of the Company equal to 10% of the Company's issued and outstanding common stock as of the date of issuance of such shares in exchange for the Company's acquisition of the outstanding 10% minority interest in the Company's 90%-owned subsidiary, TOT Group, Inc. Pursuant to the Exchange Agreement, the Company agreed to purchase (i) from Oleg Firer 4,500 shares of common stock of TOT Group, representing 4.5% of TOT Group's outstanding shares of common stock, in exchange for the issuance to Mr. Firer of such number of shares of common stock of the Company equal to 4.5% of the Company's issued and outstanding common stock as of the date of issuance of such shares, (ii) from Steven Wolberg 2,000 shares of common stock of TOT Group, representing 2% of TOT Group's outstanding shares of common stock, in exchange for the issuance to Mr. Wolberg of such number of shares of common stock of the Company equal to 2% of the Company's issued and outstanding common stock as of the date of issuance of such shares, (iii) from Georgia Notes 18 LLC 3,000 shares of common stock of TOT Group, representing 3% of TOT Group's outstanding shares of common stock, in exchange for the issuance to Georgia Notes 18 LLC of such number of shares of common stock of the Company equal to 3% of the Company's issued and outstanding common stock as of the date of issuance of such shares and (iv) from Vladimir Sadovskiy 500 shares of common stock of TOT Group, representing 0.5% of TOT Group's outstanding shares of common stock, in exchange for the issuance to Mr. Sadovskiy of such number of shares of common stock of the Company equal to 0.5% of the Company's issued and outstanding common stock as of the date of issuance of such shares. Upon the approval of such issuance by the Company’s shareholders, the Company issued aggregate 313,586 restricted shares of the Company's common stock to Oleg Firer, Steven Wolberg, Georgia Notes 18 LLC and Vladimir Sadovskiy in reliance upon the exemption from registration pursuant to Section 4(a)(2) of the Securities Act.

On June 30, 2014, the Company issued 10,000 restricted shares of the Company's common stock to MBF Merchant Capital, LLC (“MBF”) as consideration for the restructuring of the note payable by the Company to MBF in May 2014. Such shares were issued by the Company in reliance upon the exemption from registration pursuant to Section 4(a)(2) of the Securities Act.

On June 30, 2014, in reliance upon the exemption from registration pursuant to Section 4(a)(2) of the Securities Act, the Company issued 32,309 restricted shares of the Company's common stock to Oleg Firer, Steven Wolberg, Georgia Notes 18, LLC and Vladimir Sadovskiy pursuant to Amendment No. 1 between the Company, Oleg Firer, Steven Wolberg, Georgia Notes 18, LLC and Vladimir Sadovskiy, which amended the Exchange Agreement (see Note 4 of the accompanying notes to unaudited condensed consolidated financial statements), as additional consideration for the Company's purchase (i) from Oleg Firer 4,500 shares of common stock of TOT Group, (ii) from Steven Wolberg 2,000 shares of common stock of TOT Group, (iii) from Georgia Notes 18 LLC 3,000 shares of common stock of TOT Group, and (iv) from Vladimir Sadovskiy 500 shares of common stock of TOT Group.

On July 15, 2014, we issued 114,081 restricted shares of the Company's common stock to K 1 Holding Limited pursuant to the Letter Agreement, dated December 5, 2013, among the Company, TGR Capital, LLC and K 1 Holding Limited. We issued such shares in reliance upon the exemption from registration pursuant to Section 4(a)(2) of the Securities Act.

On June 30, 2014, the entire principal amount of that certain Secured Convertible Senior Promissory Note in the principal amount of Eleven Million Two Hundred Thousand Dollars ($11,200,000.00) issued on April 21, 2014 by the Company in favor of Cayman Invest S.A. was converted into 556,916 shares of common stock constituting 15% of the then outstanding shares of common stock the Company. We issued such restricted shares of the Company's common stock on September 12, 2014 in reliance upon the exemption from registration pursuant to Section 4(a)(2) of the Securities Act.

On September 15, 2014, we entered into a Master Exchange Agreement, (the “Master Exchange Agreement”) with Crede CG III, Ltd., an exempted company incorporated under the laws of Bermuda (“Crede”). Prior to entering into the Master Exchange Agreement, Crede acquired two existing promissory notes that had been previously issued by the Company, one with $2,343,500 principal amount outstanding plus interest due to Capital Sources of New York and the other with $13,533,360 principal amount outstanding plus interest due to Georgia Notes 18, LLC. Pursuant to the Master Exchange Agreement, Crede was entitled to exchange these promissory notes for such number of shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), as determined under the Master Exchange Agreement based upon 80% of the volume-weighted average trading price of the Common Stock for a specified period of time (up to 90 trading days) subsequent to each exchange (the “True-Up Period”). The initial number of shares of Common Stock issuable upon exchange was determined by dividing (i) 125% of the principal and interest under the promissory note(s) to be exchanged, as well as any other amounts owed by the Company to Crede with respect to such promissory note(s) to be exchanged by (ii) an “exchange price” determined as the closing bid price of the Common Stock on the date of the applicable exchange (provided, however, that the Master Exchange Agreement provides that the “exchange price” for the initial exchange (described further below) is $5.70), in each case subject to adjustments over the True-Up Period following the exchange as set forth in the Exchange Agreement. Crede exchanged the entire amount of both promissory notes on September 15, 2014. The “exchange price” for this initial exchange was $5.70. Accordingly, on September 15, 2014, the Company exchanged 125% of the principal and interest under both promissory notes into 348,177 shares of Common Stock. As this number of shares was subject to adjustments over the True-Up Period following this exchange, the Company issued to Crede an additional 232,118 shares to finalize the transaction. The entire 580,295 issued shares was calculated at the end of the True-Up Period to by dividing the aggregate amount of the promissory notes by 80% of the volume-weighted average trading price of the Common Stock during the True-Up Period. Such shares of restricted common stock of the Company were issued to Crede in reliance upon Section 3(a)(9) of the Securities Act exemption from the registration requirements under the Securities Act.

On April 30, 2015, the Company entered into a Securities Purchase Agreement with certain qualified institutional investors and certain institutional accredited investors (the “Investors”) providing for the issuance by the Company of (i) senior convertible notes of the Company in the aggregate principal amount of $5,000,000 (the “Notes”) convertible (upon conversion, amortization, payment of interest, and as part of the make-whole amount, or otherwise) into shares of the Company’s Common Stock and (ii) warrants (the “Warrants”) exercisable to purchase such number of shares of Common Stock that equal 88% of the shares of Common Stock underlying the Notes. The Notes and the Warrants were issued to the Note Investors in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D as promulgated by the Commission under the Securities Act.

On December 1, 2015, the Company and the Investors parties to those certain two letter agreements, each dated August 4, 2015 and filed as Exhibits 10.1 and 10.2 to the Current Report on Form 8-K filed with the Commission on August 4, 2015 (collectively, the “Letter Agreements”) entered into amendments to the Letter Agreements (collectively, the “Amendments”). Pursuant to the Amendments, on December 3, 2015 all of the Warrants previously issued by the Company to the Investors were terminated and cancelled in exchange for 250,000 in the aggregate of shares of the Company’s Common Stock issued to the Investors in reliance upon Section 3(a)(9) of the Securities Act exemption from the registration requirements under the Securities Act.

After the execution of the PayOnline Acquisition Agreement, TOT Group Europe, Ltd. and TOT Group Russia LLC, each a subsidiary of the Company, the Company issued to the sellers of PayOnline 476,821 shares of restricted common stock at the price of $7.55 per share on May 27, 2015 as part of the first installment payment under the PayOnline Acquisition Agreement, 42,565 shares of restricted common stock at the price of $1.74 per share on January 22, 2016 as part of the second installment payment under the PayOnline Acquisition Agreement, and 22,865 shares of restricted common stock at the price of $2.70 per share on April 22, 2016 as part of the third installment payment under the PayOnline Acquisition Agreement. Such shares of restricted common stock of the Company were issued to the Sellers in reliance upon Section 4(a)(2) of the Securities Act exemption from the registration requirements under the Securities Act.

On September 11, 2015, the Company entered into a Letter Agreement (as modified by that certain Additional Letter Agreement dated October 7, 2015, the “Investment Agreement”) with certain accredited investors listed on the signature pages attached to the Agreement providing for the issuance by the Company to the Investors of 1,135,715 restricted shares of the Company’s common stock in the aggregate (the “Restricted Shares”) and options to purchase 1,135,715 restricted shares of the Company’s common stock in the aggregate on the terms set forth in each investor’s Option to Purchase Shares of Restricted Common Stock (the “Restricted Options”). Some of the investors were Star Equities LLC, Kenges Rakishev, William Healy and Steven Wolberg. Oleg Firer is a managing member of Start Equities LLC and is also Chief Executive Officer and a director of the Company, Mr. Rakishev and Mr. Healy are directors of the Company, and Mr. Wolberg is Chief Legal Officer and Secretary of the Company. The Restricted Shares purchase price was $1.40 per share. The Restricted Shares and the Restricted Options, including the restricted shares of common stock issuable upon exercise of the Restricted Options, were issued to the Funding Investors in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act after the Company obtained the approval of such issuance from the Company’s shareholders.

On December 3, 2015, in reliance on applicable exemption from the securities laws registration requirements and subject to the Company shareholders’ approval for purposes of compliance with the Nasdaq Rule 5635(c), the Committee approved and authorized the issuance of (1) to Oleg Firer, Chief Executive Officer of the Company, 579,172 restricted shares of the Company common stock (subject to Rule 144 of the 1933 Securities Act, as amended), in lieu of and in satisfaction of accrued and unpaid compensation due to him in the amount of $1,042,509 and 375,000 restricted shares of the Company’s common stock as a performance bonus, and (2) to Steven Wolberg, Chief Legal Office of the Company, 100,000 restricted shares of the Company’s common stock as a performance bonus. The Company’s shareholders approved all such issuances at the 2016 Annual Meeting of Stockholders held on June 13, 2016 and all such issuances have been issued.

On January 21, 2016, the Company entered into a Second Additional Letter Agreement, as amended by that Amendment No. 1, dated April 14, 2016 (the “Second Additional Agreement”) with Kenges Rakishev, an accredited investor (the “Investor”). The Second Additional Agreement further modified the terms of the Letter Agreement, dated September 11, 2015, as modified by that certain Additional Letter Agreement dated October 7, 2015, with certain accredited investors listed on the signature pages attached to that Letter Agreement (collectively, the “Original Agreement”). Mr. Rakishev is a director of the Company. The Second Additional Agreement provided for the second and final round of $910,000 equity financing to the Company contemplated by the Original Agreement in consideration for the issuance by the Company to the Investor of (i) 466,428 restricted shares of the Company’s common stock (the “Restricted Shares”) based on $1.951 per share, equal to the closing trading price of the Company Common Stock reported on The NASDAQ Capital Market on January 20, 2016, the trading date immediately preceding the date when the Investor and the Company committed to the transactions contemplated in the Second Additional Agreement; and (ii) options to purchase 466,428 restricted shares of the Company’s common stock on the terms set forth in the Investor’s Form of Option to Purchase Shares of Restricted Common Stock (the “Restricted Options”). The Company’s shareholders approved all such issuances at the 2016 Annual Meeting of Stockholders held on June 13, 2016, and such restricted shares and restricted options were issued to Mr. Rakishev in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act (and the shares of common stock issuable, subject to compliance with Rule 144 under the Securities Act, upon exercise of the restricted options, were issued to Mr. Rakishev in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act).

On May 2, 2016, the Company entered into a Master Exchange Agreement (the “Master Exchange Agreement”) with Crede CG III, Ltd., an exempted company incorporated under the laws of Bermuda (“Crede”). Prior to entering into the Master Exchange Agreement, Crede agreed to acquire three existing promissory notes that had been previously issued by the Company, of up to $3,965,000 in principal amount outstanding plus interest due to RBL Capital Group, LLC. Pursuant to the Master Exchange Agreement, the Company has the right, at any time prior to December 31, 2016, to request Crede, and Crede agreed upon each such request, to exchange these promissory notes in tranches on the dates when the Company instructs Crede, for such number of shares of the Company’s Common Stock as determined under the Master Exchange Agreement based upon the lower of (A) the closing bid price of Common Stock on the date of the applicable exchange notice and (B) (x) the average of the 3 lowest daily dollar volume-weighted average prices (VWAPs) of Common Stock during the 7 trading days immediately preceding the date of the applicable notice less (y) 12% of such average of the 3 lowest daily VWAPs of Common Stock. All such determinations will be appropriately adjusted for any stock split, stock dividend, reverse stock split, stock combination or other similar transaction during any measuring period. Each such tranche to be $100,000 unless otherwise agreed to by the Company and Crede. Such shares of restricted common stock of the Company are issuable to Crede under an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon Section 3(a)(9) of the Securities Act.

On May 2, 2016, the Company opted to exchange the first tranche in the aggregate amount of $281,142.47 for 97,857 shares of Common Stock based on the “exchange price” of $2.873 per share for this first tranche. On May 11, 2016, the Company opted to exchange the second tranche in the aggregate amount of $250,000 for 91,743 shares of the Company common stock based on the “exchange price” of $2.725 per share. On May 17, 2016, the Company opted to exchange the third tranche in the aggregate amount of $170,633.33 for 66,405 shares of the Company common stock based on the “exchange price” of $2.570 per share. On June 9, 2016, the Company opted to exchange the fourth tranche in the aggregate amount of $200,000 for 99,025 shares of the Company common stock based on the “exchange price” of $2.0197 per share. On June 24, 2016, the Company opted to exchange the fifth tranche in the aggregate amount of $100,000 for 57,663 shares of the Company common stock based on the “exchange price” of $1.7342 per share. On July 1, 2016, the Company opted to exchange the sixth tranche in the aggregate amount of $100,000 for 62,596 shares of the Company common stock based on the “exchange price” of $1.5976 per share. On July 8, 2016, the Company opted to exchange the seventh tranche in the aggregate amount of $200,000 for 125,220 shares of the Company common stock based on the “exchange price” of $1.5972 per share. In each case, such shares were issued to Crede in reliance upon Section 3(a)(9) of the Securities Act. On July 22, 2016, the Company opted to exchange the eighth tranche in the aggregate amount of $300,000 for 164,603 shares of the Company common stock based on the “exchange price” of $1.8226 per share. On August 4, 2016, the Company opted to exchange a tranche in the aggregate amount of $100,000 for 52,791 shares of the Company common stock based on the “exchange price” of $1.8943 per share. On August 9, 2016, the Company opted to exchange a tranche in the aggregate amount of $200,000 for 104,942 shares of the Company common stock based on the “exchange price” of $1.9058 per share. On August 15, 2016, the Company opted to exchange a tranche in the aggregate amount of $200,000 for 103,617 shares of the Company common stock based on the “exchange price” of $1.9302 per share.

On August 1, the Company issued 95,694 restricted shares of the Company common stock (subject to Rule 144 of the 1933 Securities Act, as amended), to Wayne Orkin in satisfaction of an agreement entered into between the Company and Mr. Orkin. Such shares of restricted common stock of the Company were issued in reliance upon Section 4(a)(2) of the Securities Act exemption from the registration requirements under the Securities Act.

Item 16.	Exhibits.

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger, dated as of June 12, 2012, by and between Cazador Acquisition Corporation Ltd. and Net Element, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 12, 2012)

2.2	Contribution Agreement, dated April 16, 2013, among Net Element International, Inc., Unified Payments, LLC, TOT Group, Inc., Oleg Firer, and Georgia Notes 18 LLC (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 17, 2013.

2.3	Term Sheet, dated May 20, 2013, among TOT Group, Inc., Net Element International, Inc. and Aptito.com, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 22, 2013)

2.4	Asset Purchase Agreement, dated June 18, 2013, between Aptito, LLC and Aptito.com, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2013)

2.5	Contribution Agreement, dated September 25, 2013, among T1T Lab, LLC, Net Element International, Inc. and T1T Group, LLC (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Commission on September 25, 2013)

2.6	Assignment of Membership Interest, dated February 11, 2014, among T1T Group, LLC, Net Element, Inc., and T1T LAB, LLC (incorporated by reference to Exhibit 2.7 to the Company’s Annual Report on Form 10-K filed with the Commission on April 15, 2014)

2.7	Binding Offer Letter, dated March 16, 2015, among TOT Group Europe Ltd., Maglenta Enterprises Inc. and Champfremont Holding Ltd. (incorporated by reference to Exhibit 2.1 to Net Element’s Current Report on Form 8-K/A filed with the Commission on March 20, 2015)

3.1	Certificate of Corporate Domestication of Cazador, filed with the Secretary of State of the State of Delaware on October 2, 2012 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on October 5, 2012)

3.2	Amended and Restated Certificate of Incorporation of Net Element International, Inc., a Delaware corporation, filed with the Secretary of State of the State of Delaware on October 2, 2012 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on October 5, 2012)

3.3	Amended and Restated Bylaws of Net Element International, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed with the Commission on October 5, 2012)

3.4	Certificate of Merger, filed with the Secretary of State of the State of Delaware on October 2, 2012 (incorporated by reference to Exhibit 3.4 to the Company’s Current Report on Form 8-K filed with the Commission on October 5, 2012)

3.5	Certificate of Amendment to Amended and Restated Certificate of Incorporation, dated December 5, 2013, changing the Company’s name from Net Element International, Inc. to Net Element, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on December 6, 2013)

3.6	Certificate of Amendment to Amended and Restated Certificate of Incorporation, to increase authorized common stock to 200 million shares (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the Commission on December 17, 2014)

3.7	Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the Commission on May 1, 2015)

3.8	Certificate of Amendment to Amended and Restated Certificate of Incorporation, dated June 15, 2015, to increase authorized common stock to 300 million shares (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the Commission on June 16, 2015)

3.9	Amendment No. 1 to the Bylaws of the Company, dated June 15, 2015 (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed with the Commission on June 16, 2015)

3.10	Amendment No. 2 to the Bylaws of the Company, dated July 10, 2015(incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the Commission on July 10, 2015)

3.11	Certificate of Amendment to Amended and Restated Certificate of Incorporation, as amended, of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 24, 2016)

3.12	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company, dated June 15, 2016, to increase authorized common stock to 400 million shares (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the Commission on June 16, 2016)

4.1	Specimen Common Stock Certificate of Net Element International, Inc. (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-4 filed by the Company with the Commission on August 31, 2012)

4.2	Warrant Certificate of Cazador Acquisition Corporation Ltd. (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form F-1 filed by the Company with the Commission on September 3, 2010)

4.3	Registration Rights Agreement by and between Cazador Acquisition Corporation Ltd., Cazador Sub Holdings Ltd. and Others (incorporated by reference to Exhibit 10.5 to the Registration Statement, as amended, on Form F-1/A filed by the Company with the Commission on October 6, 2010)

4.4	Warrant Agreement by and between Cazador Acquisition Corporation Ltd. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.4 to the Registration Statement, as amended, on Form F-1/A filed by the Company with the Commission on October 6, 2010)

4.5	Secured Convertible Senior Promissory Note dated April 21, 2014 between the Company and Cayman Invest, S.A. (incorporated by reference to Exhibit 4.1 to Net Element’s Current Report on Form 8-K filed with the Commission on April 22, 2014)

4.6	Form of Amended and Restated Restricted Options to Purchase Shares of Restricted Common Stock (incorporated by reference to Exhibit 4.2 to Net Element’s Current Report on Form 8-K filed with the Commission on October 7, 2015)

4.7	Form of Option to Kenges Rakishev to Purchase Shares of Restricted Common Stock (incorporated by reference to Exhibit 4.1 to Net Element’s Current Report on Form 8-K filed with the Commission on January 22, 2016)

4.8	Registration Rights Agreement, dated as of July 6, 2016, between the Company and ESOUSA Holdings, LLC (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 12, 2016)

5.1*	Opinion of Snell & Wilmer L.L.P.

10.1	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form F-1 filed by the Company with the Commission on September 3, 2010)

10.2	Memorandum of Understanding, dated March 23, 2012, by and between Cazador Acquisition Corporation Ltd. and Cazador Sub-Holdings Ltd. (incorporated by reference to Exhibit 10.10 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Commission on March 30, 2012)

10.3	Membership Interest Purchase Agreement (Motorsport) dated as of February 1, 2011 between Enerfund, LLC and the Company (incorporated by reference to Exhibit 10.29 to the Company’s Transition Report on Form 10-KT/A filed with the Commission on February 3, 2011)

10.4	Joint Venture Agreement, dated April 6, 2012, between Net Element, Inc. and Igor Yakovlevich Krutoy (incorporated by reference to Exhibit 10.1 to Net Element’s Current Report on Form 8-K filed with the Commission on April 12, 2012)

10.5	Loan Agreement, dated July 4, 2012, between OOO Sat-Moscow and OOO Net Element Russia (incorporated by reference to Exhibit 10.1 to Net Element’s Current Report on Form 8-K filed with the Commission on July 10, 2012)

10.6	Credit Agreement, dated August 17, 2012, between Alpha-Bank and OOO TOT Money (incorporated by reference to Exhibit 10.1 to Net Element’s Current Report on Form 8-K filed with the Commission on August 23, 2012)

10.7	Agreement of Property Rights Pledge, dated August 17, 2012, between Alpha-Bank and OOO TOT Money (incorporated by reference to Exhibit 10.2 to Net Element’s Current Report on Form 8-K filed with the Commission on August 23, 2012)

10.8	General Agreement No. TR-0672 on General Conditions of Financing against Assignment of Monetary Claim (Factoring) within Russia, dated September 19, 2012, between Alpha-Bank and OOO TOT Money (including related supplementary agreements) (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on October 10, 2012)

10.9	Supplemental Agreements dated September 19, 2012, which amend the General Agreement No. TR-0672 on General Conditions of Financing against Assignment of Monetary Claim (Factoring) within Russia, dated September 19, 2012, between Alpha-Bank and OOO TOT Money (incorporated by reference to Exhibit 10.22 to the Company’s Annual Report on Form 10-K filed with the Commission on April 12, 2013)

10.10#	Management and Consulting Services Agreement, dated October 24, 2012, between Bond Street Management LLC and Net Element International Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on October 30, 2012)

10.11	Agreement on transfer of rights and obligations, dated July 1, 2012, among Mobile Telesystems OJSC, OOO RM-Invest and OOO TOT Money, with respect to Contract No. D0811373, dated July 1, 2008, between Mobile Telesystems OJSC and OOO RM-Invest (Net Element International, Inc. is requesting confidential treatment of certain information which has been omitted from this Agreement. The omitted information has been separately filed with the SEC.) (incorporated by reference to Exhibit 10.33 to the Company’s Current Report on Form 8-K filed with the Commission on November 19, 2012)

10.12	Contract No. D0811373, dated July 1, 2008, between Mobile Telesystems OJSC and OOO RM-Invest (including material supplementary agreements related thereto) (Net Element International, Inc. is requesting confidential treatment of certain information which has been omitted from Contract No. D0811373 and certain of the material supplementary agreements related thereto. The omitted information has been separately filed with the SEC.) (incorporated by reference to Exhibit 10.34 to the Company’s Current Report on Form 8-K filed with the Commission on November 19, 2012)

10.13	Contract No. CPA-86, dated September 1, 2012, between OJSC Megafon and OOO TOT Money (Net Element International, Inc. is requesting confidential treatment of certain information which has been omitted from Contract No. CPA-86. The omitted information has been separately filed with the SEC.) (incorporated by reference to Exhibit 10.35 to the Company’s Current Report on Form 8-K filed with the Commission on November 19, 2012)

10.14	Contract No. 0382, dated September 20, 2012, between OJSC VimpelCom and OOO TOT Money (including Supplementary Agreement No. 1 thereto) (Net Element International, Inc. is requesting confidential treatment of certain information which has been omitted from Contract No. 0382 and Supplementary Agreement No. 1 thereto. The omitted information has been separately filed with the SEC.) (incorporated by reference to Exhibit 10.35 to the Company’s Current Report on Form 8-K filed with the Commission on November 19, 2012)

10.15	Loan Agreement, dated November 26, 2012, between Net Element International, Inc. and Infratont Equities Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on November 30, 2012)

10.16	Term Sheet, dated March 8, 2013, between Unified Payments, LLC and Net Element International, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on March 12, 2013)

10.17	Loan Agreement, dated March 8, 2013, among Net Element International, Inc., Unified Payments, LLC, Oleg Firer and Georgia Notes 18 LLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on March 12, 2013)

10.18	Form of Secured Revolving Note made by Unified Payments, LLC and payable to Net Element International, Inc. (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Commission on March 12, 2013)

10.19	Non-Recourse Guaranty, dated March 8, 2013, by Oleg Firer and Georgia Notes 18 LLC for the benefit of Net Element International, Inc. (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the Commission on March 12, 2013)

10.20	Pledge Agreement, dated March 8, 2013, among Oleg Firer, Georgia Notes 18 LLC and Net Element International, Inc. (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the Commission on March 12, 2013)

10.21	Loan Agreement, dated July 12, 2012, between OOO TOT Money and OOO RM Invest, as amended on July 30, 2012, August 17, 2012 and February 25, 2013 (incorporated by reference to Exhibit 10.34 to the Company’s Annual Report on Form 10-K filed with the Commission on April 12, 2013)

10.22	Termination Agreement for Management and Consulting Agreement, dated April 15, 2013, between Net Element International, Inc. and Bond Street Management LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 17, 2013)

10.23	Form of Indemnification Agreement for executive officers, entered into between Net Element International, Inc. and each of Jonathan New, Dmitry Kozko, and Francesco Piovanetti (incorporated by reference to Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013, filed with the Commission on May 15, 2013)

10.24	Contract No. CPA/ML-17, dated March 1, 2013, between ZAO MegaLabs and OOO TOT Money (incorporated by reference to Exhibit 10.9 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013, filed with the Commission on May 15, 2013) (Net Element, Inc. is requesting confidential treatment of certain information which has been omitted from Contract No. CPA/ML-17. The omitted information has been separately filed with the Commission.)

10.25	Commercial Lease, dated May 1, 2013, between BGC LLC and Net Element International, Inc. (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, filed with the Commission on August 19, 2013)

10.26	Promissory Note, dated May 13, 2013, in the original principal amount of $2 million made by Net Element International, Inc. and payable to K1 Holding Limited (incorporated by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, filed with the Commission on August 19, 2013)

10.27#	Letter Agreement, dated January 14, 2013, among OOO TOT Money, Tcahai Hairullaevich Katcaev and Varwood Holdings Limited (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, filed with the Commission on August 19, 2013)

10.28#	Letter Agreement, dated July 1, 2013, among OOO TOT Money, OOO NETE, Net Element International, Inc. and Tcahai Hairullaevich Katcaev (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, filed with the Commission on August 19, 2013)

10.29#	Settlement, Separation Agreement and General Release, dated May 10, 2013, between Net Element International, Inc. and Curtis Wolfe (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, filed with the Commission on August 19, 2013)

10.30	Letter Agreement, dated August 28, 2013, among Net Element International, Inc., Oleg Firer, Steven Wolberg, Vladimir Sadovskiy, Georgia Notes 18, LLC, Kenges Rakishev and Mike Zoi (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on September 10, 2013)

10.31	Services Agreement, dated December 5, 2013, between Net Element International, Inc. an K 1 Holding Limited (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on December 6, 2013)

10.32	Letter Agreement, dated December 5, 2013, among TGR Capital, LLC, Net Element International, Inc. and K 1 Holding Limited (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on December 6, 2013)

10.33	Form of Incentive Stock Option Award Agreement Under the Net Element, Inc. 2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.33 to the Company’s Annual Report on Form 10-K filed with the Commission on March 30, 2015)

10.34	Form of Non-Qualified Stock Option Award Agreement Under the Net Element, Inc. 2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.34 to the Company’s Annual Report on Form 10-K filed with the Commission on March 30, 2015)

10.35	Form of Restricted Share Award Agreement Under the Net Element, Inc. 2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.35 to the Company’s Annual Report on Form 10-K filed with the Commission on March 30, 2015)

10.36	Assignment of Membership Interest, dated February 11, 2014, between Net Element, Inc. and T1T Group, LLC (incorporated by reference to Exhibit 10.1 to Net Element’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, filed with the Commission on May 15, 2014)

10.37	Loan and Security Agreement, dated June 30, 2014, among RBL Capital Group, LLC, as lender, and TOT Group, Inc., TOT Payments, LLC, TOT BPS, LLC, TOT FBS, LLC, Process Pink, LLC, TOT HPS, LLC and TOT New Edge, LLC, as co-borrowers (incorporated by reference to Exhibit 10.1 to Net Element’s Current Report on Form 8-K filed with the Commission on July 2, 2014)

10.38	Amendment No. 1 effective June 30, 2014 between the Company and Oleg Firer, Steven Wolberg, Georgia Notes 18, LLC and Vladimir Sadovskiy (incorporated by reference to Exhibit 10.2 to Net Element’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, filed with the Commission on August 14, 2014)

10.39	Master Exchange Agreement, dated as of September 15, 2014 between the Company and Crede CG III, Ltd. (incorporated by reference to Exhibit 10.1 to Net Element’s Current Report on Form 8-K filed with the Commission on September 15, 2014)

10.40	Supplement Agreement No. 14, dated May 21, 2014 (but executed by OOO TOT Money on September 17, 2014), to the General Agreement No. TR-0672 on General Conditions of Financing against Assignment of Receivables (Factoring) within Russia, dated September 19, 2012, between JSC Alpha-Bank and OOO TOT Money (incorporated by reference to Exhibit 10.1 to Net Element’s Current Report on Form 8-K filed with the Commission on September 24, 2014)

10.41	Supplement Agreement No. 15, dated September 17, 2014, to the General Agreement No. TR-0672 on General Conditions of Financing against Assignment of Receivables (Factoring) within Russia, dated September 19, 2012, between JSC Alpha-Bank and OOO TOT Money (incorporated by reference to Exhibit 10.2 to Net Element’s Current Report on Form 8-K filed with the Commission on September 24, 2014)

10.42	General Agreement No. 09969-HP on General Conditions of Factoring Services under “Liquidity” Program, dated as of November 5, 2014, between Bank Otkritie Financial Corporation and TOT Money Limited Liability Company (incorporated by reference to Exhibit 10.1 to Net Element’s Current Report on Form 8-K filed with the Commission on November 19, 2014)

10.43	Additional Agreement on Factoring Services under “Finance” Program to General Agreement on General Conditions of Factoring Services under “Liquidity” Program No. 09969-HP as of November 5, 2014 (incorporated by reference to Exhibit 10.2 to Net Element’s Current Report on Form 8-K filed with the Commission on November 19, 2014)

10.44	Equity Distribution Agreement between the Company and Revere Securities, LLC (incorporated by reference to Exhibit 10.1 to Net Element’s Current Report on Form 8-K filed with the Commission on January 28, 2015)

10.45	Securities Purchase Agreement (Series A Preferred Stock) among the Company and the investors party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 1, 2015)

10.46	Voting Agreement (related to Series A Preferred Stock sale) among the Company and the stockholders party thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on May 1, 2015)

10.47	Form of Lock-Up Agreement (related to Series A Preferred Stock transaction) (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Commission on May 1, 2015)

10.48	Securities Purchase Agreement (Senior Convertible Notes and Warrants) among the Company and the investors party thereto (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K/A filed with the Commission on July 17, 2015)

10.49	Registration Rights Agreement among the Company and the investors party thereto (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the Commission on May 1, 2015)

10.50	Form of Lock-Up Agreement (related to Senior Convertible Notes and Warrants transaction) (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the Commission on May 1, 2015)

10.51	Form of Voting Agreement (related to Senior Convertible Notes and Warrants transaction) among the Company and the stockholders thereto (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the Commission on May 1, 2015)

10.52	Acquisition Agreement, dated May 20, 2015, among TOT Group Europe Ltd., ТOT Group Russia LLC, Maglenta Enterprises Inc. and Champfremont Holding Ltd., Polimore Capital Limited, Brosword Holding Limited and other Target Companies listed in Exhibit B thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 27, 2015)

10.53	Escrow Agreement, dated May 20, 2015, among TOT Group Europe Ltd., ТOT Group Russia LLC, Maglenta Enterprises Inc., Champfremont Holding Ltd. and Reznick Law, PLLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on May 27, 2015)

10.54	Guaranty, dated May 20, 2015, among Net Element, Inc., Maglenta Enterprises Inc. and Champfremont Holding Ltd. (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Commission on May 27, 2015)

10.55	Guaranty, dated May 20, 2015, by Lacerta Management Ltd in favor of TOT Group Europe Ltd., and ТOT Group Russia LLC (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-Kfiled with the Commission on May 27, 2015)

10.56	Letter Agreement, dated August 4, 2015, by and among the Company and the investors listed on the signature pages attached thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on August 4, 2015)

10.57	Letter Agreement, dated August 4, 2015, by and among the Company and the investors listed on the signature pages attached thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on August 4, 2015)

10.58	Letter Agreement, dated as of September 11, 2015, among the Company and the investors listed on the signature pages attached thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on September 16, 2015)

10.59	Additional Letter Agreement among the Company and the investors listed on the signature pages attached thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on October 7, 2015)

10.60	Amendment to Letter Agreement dated August 4, 2015, dated December 1, 2015, by and among the Company and the investors listed on the signature pages attached thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on December 2, 2015)

10.61	Amendment to Letter Agreement dated August 4, 2015, dated December 1, 2015, by and among the Company and the investors listed on the signature pages attached thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on December 2, 2015)

10.62	Second Additional Letter Agreement among the Company and Kenges Rakishev (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 22, 2016)

10.63#	Amendment No. 1, dated April 14, 2016, to Second Additional Letter Agreement, dated as of January 21, 2016, between the Company and Kenges Rakishev (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 15, 2016)

10.64	Letter Agreement between the Company and RBL Capital Group, LLC, dated April 28, 2016 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 28, 2016)

10.65	Master Exchange Agreement, dated as of May 2, 2016, between the Company and Crede CG III, Ltd. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 3, 2016)

10.66	Amendment No. 1, dated as of May 2, 2016, to the Loan and Security Agreement among TOT Group, Inc., TOT Payments, LC, TOT BPS, LLC, TOT FBS, LLC, Process Pink, LLC, TOT HPS, LLC, TOT New Edge, LLC and RBL Capital Group, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 4, 2016)

10.67	Amendment to 2013 Equity Incentive Plan approved on June 15, 2016 (incorporated by reference to Appendix “B” to the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 25, 2016)

10.68	Common Stock Purchase Agreement, dated as of July 6, 2016, between the Company and ESOUSA Holdings, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 12, 2016)

10.69	Binding Letter of Intent, dated as of July 21, 2016, among the Company, PayStar, Inc. and Nexcharge, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 21, 2016)

16.1	Letter regarding change in certifying accountant from Daszkal Bolton LLP to the Securities and Exchange Commission, dated November 21, 2012 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on November 26, 2012)

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed with the Commission on March 30, 2016, as amended by Form 10-K/A filed with the Commission on June 27, 2016)

23.1*	Consent of Independent Registered Public Accounting Firm (Daszkal Bolton LLP)

23.2*	Consent of Snell & Wilmer L.L.P. (including in Exhibit 5.1)

24.1	Power of Attorney (included on signature page) (previously filed)

____________________

# Indicates management contract or compensatory plan or arrangement.

* Filed herewith.

Item 17.         Undertakings.

(a)          The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)         That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)          Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)        Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth or described in Item 15 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami, Florida on August 26, 2016.

NET ELEMENT, INC.

By:	/s/ Jonathan New
Name: Jonathan New
Title: Chief Financial Officer

POWER OF ATTORNEY

The officers and directors of Net Element, Inc. whose signatures appear below, hereby constitute and appoint Jonathan New and Oleg Firer, and each of them severally, their true and lawful attorney-in-fact and agent, with full power of substitution, with power to act alone, to sign and execute on behalf of the undersigned any and all amendments to this Registration Statement on Form S-1, including post-effective amendments and any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Oleg Firer	Chief Executive Officer and Director	August 26, 2016
Oleg Firer	(Principal Executive Officer)

/s/ Jonathan New	Chief Financial Officer	August 26, 2016
Jonathan New	(Principal Financial Officer; Principal
Accounting Officer)

*	Director	August 26, 2016
Kenges Rakishev

*	Director	August 26, 2016
William Healy

*	Director	August 26, 2016
Howard Ash

*	Director	August 26, 2016
James Caan

*	Director	August 26, 2016
Drew Freeman

/s/ Jonathan New
Jonathan New, as attorney-in-fact

August 26, 2016